UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 14, 2010

Strategic Storage Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  000-53644

MD	32-0211624
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant's telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 14, 2010, Strategic Storage Trust, Inc. (the "Registrant"), through a wholly-owned subsidiary of the Registrant's operating partnership, executed four purchase and sale agreements (collectively, the "SF Bay Area Portfolio Purchase Agreements") with unaffiliated third parties for the acquisition of four self storage facilities located in Morgan Hill, Vallejo, San Lorenzo, and Gilroy California, respectively (the "SF Bay Area Portfolio"). The purchase price for the SF Bay Area Portfolio is $23.5 million plus closing costs and acquisition fees, which would include the assumption of four loans in original principal amounts totaling approximately $14.8 million. The Registrant expects these acquisitions to close in the fourth quarter of 2010 or the first quarter of 2011 and expects to fund such acquisitions using net proceeds from its initial public offering.

The SF Bay Area - Morgan Hill property is an approximately 490-unit self storage facility that sits on approximately 3.0 acres and contains approximately 61,000 rentable square feet of self storage space, located at 222 San Pedro Avenue, Morgan Hill, California, approximately 25 minutes from San Jose. It was constructed in 1997.

The SF Bay Area - Vallejo property is an approximately 860-unit self storage facility that sits on approximately 4.1 acres and contains approximately 75,000 rentable square feet of self storage space, located at 3480 Tennessee Street, Vallejo, California, approximately 40 minutes northeast of San Francisco. It was constructed in 2001.

The SF Bay Area - San Lorenzo property is an approximately 640-unit self storage facility that sits on approximately 3.0 acres and contains approximately 62,000 rentable square feet of self storage space, located at 2300 Grant Avenue, San Lorenzo, California, approximately 15 minutes south of Oakland International Airport. It was constructed in 2000.

The SF Bay Area - Gilroy property is an approximately 600-unit self storage facility that sits on approximately 4.5 acres and contains approximately 63,500 rentable square feet of self storage space, located at 8900 Murray Avenue, Gilroy, California, approximately 30 minutes from San Jose. It was constructed in 1999.

Pursuant to the SF Bay Area Portfolio Purchase Agreements, the Registrant would be obligated to purchase the SF Bay Area Portfolio only after satisfactory completion of agreed upon closing conditions. The Registrant will decide whether to acquire the SF Bay Area Portfolio generally based upon:

    satisfactory completion of due diligence on the SF Bay Area Portfolio and the sellers of the Bay Area Portfolio;
    satisfaction of the conditions to the acquisition in accordance with the SF Bay Area Portfolio Purchase Agreements;
    satisfaction of requirements relating to assumption of the four loans; and
    no material adverse changes relating to the SF Bay Area Portfolio, the sellers of the SF Bay Area Portfolio or certain economic conditions.

There can be no assurance that the Registrant will complete the acquisition of the SF Bay Area Portfolio. In some circumstances, if the Registrant fails to complete the acquisition, it may forfeit its $100,000 earnest money on each of the properties comprising the SF Bay Area Portfolio.

Other properties may be identified in the future that the Registrant may acquire prior to or instead of the SF Bay Area Portfolio. Due to the considerable conditions to the consummation of the acquisition of the SF Bay Area Portfolio, the Registrant cannot make any assurances that the closing of the SF Bay Area Portfolio is probable.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Storage Trust, Inc.
Date: September 17, 2010	By:	/s/ Michael S. McClure
Michael S. McClure
Chief Financial Officer